Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports First Quarter 2026 Results
Raised Approximately $660 Million of Forward Equity via ATM Program
Balance Sheet Fortified with Approximately $2.3 Billion of Liquidity

Royal Oak, MI, April 21, 2026 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended March 31, 2026. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.
First Quarter 2026 Financial and Operating Highlights:
•Invested approximately $424 million in 100 retail net lease properties
•15 development or Developer Funding Platform ("DFP") projects completed or under construction with anticipated total costs of approximately $112 million
•Net Income per share attributable to common stockholders increased 19.1% to $0.50
•Core Funds from Operations (“Core FFO”) per share increased 8.1% to $1.13
•Adjusted Funds from Operations (“AFFO”) per share increased 7.9% to $1.14
•Declared an increased monthly dividend of $0.267 per common share for April, a 4.3% year-over-year increase
•Sold 8.7 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $658 million
•Balance sheet well positioned at 3.2 times proforma net debt to recurring EBITDA; 5.1 times excluding unsettled forward equity
•Ended the quarter with approximately $2.3 billion of liquidity including availability on the revolving credit facility, outstanding forward equity, undrawn term loan capacity, and cash on hand
Financial Results
Net Income Attributable to Common Stockholders
Net Income for the three months ended March 31, 2026 increased 33.4% to $60.2 million, compared to $45.1 million for the comparable period in 2025. Net Income per share for the three months ended March 31st increased 19.1% to $0.50, compared to $0.42 for the comparable period in 2025.
Core FFO
Core FFO for the three months ended March 31, 2026 increased 21.0% to $136.3 million, compared to $112.7 million for the comparable period in 2025. Core FFO per share for the three months ended March 31st increased 8.1% to $1.13, compared to $1.04 for the comparable period in 2025.
AFFO
AFFO for the three months ended March 31, 2026 increased 20.7% to $137.6 million, compared to $114.0 million for the comparable period in 2025. AFFO per share for the three months ended March 31st increased 7.9% to $1.14, compared to $1.06 for the comparable period in 2025.

Dividend
In the first quarter, the Company declared monthly cash dividends of $0.262 per common share for each of January, February and March 2026. The monthly dividends declared during the first quarter reflect an annualized dividend amount of $3.144 per common share, representing a 3.6% increase over the annualized dividend amount of $3.036 per common share from the first quarter of 2025. The dividends represent payout ratios of approximately 70% of Core FFO per share and 69% of AFFO per share, respectively.
Subsequent to quarter end, the Company declared an increased monthly cash dividend of $0.267 per common share for April 2026. The April monthly dividend reflects an annualized dividend amount of $3.204 per common share, representing a 4.3% increase over the annualized dividend amount of $3.072 per common share from the second quarter of 2025. The April dividend is payable on May 14, 2026 to stockholders of record at the close of business on April 30, 2026.
Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on May 1, 2026 to stockholders of record at the close of business on April 21, 2026.
Earnings Guidance
The table below provides estimates for significant components of our 2026 earnings guidance.

	Prior 2026	Revised 2026
	Guidance	Guidance
AFFO per share(1)(2)	$4.54 to $4.58	$4.54 to $4.58
Investment volume	$1.4 to $1.6 billion	$1.4 to $1.6 billion
Disposition volume	$25 to $75 million	$25 to $75 million
General and administrative expenses (% of adjusted revenue)(3)(4)	5.3% to 5.6%	5.3% to 5.6%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$2 to $3 million	$2 to $2.5 million
Treasury stock method dilution(5)	Approximately $0.01	$0.02 to $0.04
The Company’s 2026 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).
(1)The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(2)The Company's AFFO per share guidance utilizes the current forward SOFR curve to forecast interest expense related to any outstanding commercial paper notes and revolver borrowings during the year.
(3)Adjusted revenue equates to “Total Revenues” as presented in our consolidated statements of operations and comprehensive income, excluding the amortization of above and below market lease intangibles.
(4)Cash G&A expense is expected to be in a range of 3.7% to 4.0% of adjusted revenue. Cash G&A is defined as “General and administrative” expenses as presented in our consolidated statements of operations and comprehensive income, less stock-based compensation expense.
(5)Represents the estimated dilutive impact of the Company’s outstanding forward equity calculated in accordance with the treasury stock method, which is included in the AFFO per share guidance range.

CEO Comments
“Our first quarter results reflect a strong start to the year. Our balance sheet is fortified, our pipeline is strong and our Team is laser focused," said Joey Agree, President and Chief Executive Officer. “We are extremely well-positioned to execute on our Operating Strategy for the remainder of the year and beyond.”
Portfolio Update
As of March 31, 2026, the Company’s portfolio consisted of 2,756 properties located in all 50 states and contained approximately 57.5 million square feet of gross leasable area. At quarter end, the portfolio was approximately 99.7% leased, had a weighted-average lease term of approximately 7.8 years, and generated approximately 65.4% of annualized base rents from investment grade retail tenants.
Ground Lease Portfolio
During the first quarter, the Company acquired nine ground leases for an aggregate purchase price of approximately $28.4 million, representing 7.5% of annualized base rents acquired.
As of March 31, 2026, the Company’s ground lease portfolio consisted of 261 leases located in 39 states and totaled approximately 7.0 million square feet of gross leasable area. Properties ground leased to tenants represented 10.1% of annualized base rents.
At quarter end, the ground lease portfolio was fully occupied, had a weighted-average lease term of approximately 9.1 years, and generated 84.0% of annualized base rents from investment grade retail tenants.
Acquisitions
Total acquisition volume for the first quarter was approximately $402.5 million and included 85 properties net leased to leading retailers operating in sectors including auto parts, grocery stores, home improvement, farm and rural supply, convenience stores, and crafts and novelties. The properties are located in 32 states and leased to tenants operating in 21 sectors.
The properties were acquired at a weighted-average capitalization rate of 7.1% and had a weighted-average lease term of approximately 11.3 years. Approximately 59.3% of annualized base rents acquired were generated from investment grade retail tenants.
Dispositions
During the first quarter, the Company sold seven properties for gross proceeds of approximately $10.6 million. The dispositions were completed at a weighted-average capitalization rate of 6.8%.
The Company's disposition guidance for 2026 is between $25 million and $75 million.

Development and Developer Funding Platform
During the first quarter, the Company commenced two development or DFP projects, with total anticipated costs of approximately $18.0 million. Construction continued during the quarter on nine projects with anticipated costs totaling approximately $71.4 million. The Company completed four projects during the quarter with total costs of approximately $22.5 million.
For the three months ended March 31, 2026, the Company had 15 development or DFP projects completed or under construction with anticipated total costs of approximately $112.0 million. The projects are leased to leading retailers including TJX Companies, Burlington, 7-Eleven, Boot Barn, Starbucks, Gerber Collision, and Sunbelt Rentals.
The following table presents estimated costs for the Company's active or completed development and DFP projects for the three months ended March 31, 2026:

				Anticipated
Anticipated	Number of	Costs Funded	Remaining	Total Project
Quarter of Delivery	Projects	to Date	Funding Costs	Costs
Q1 2026	4	$22,534	$—	$22,534
Q2 2026	5	30,375	11,814	42,189
Q3 2026	2	8,855	4,495	13,350
Q4 2026	2	4,653	11,340	15,993
Q1 2027	1	3,312	7,247	10,559
Q2 2027	1	3,327	4,050	7,377
Total	15	$73,056	$38,946	$112,002
Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations
During the first quarter, the Company executed new leases, extensions or options on approximately 876,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 100,000-square foot Walmart Supercenter in Whitewater, Wisconsin, a 100,000-square foot Home Depot in Orange, Connecticut, and a 20,000-square foot TJ Maxx in Mason City, Iowa.
As of March 31, 2026, the Company’s 2026 lease maturities represented 0.9% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of March 31, 2026, assuming no tenants exercise renewal options:

		Annualized Base Rent(1)		Gross Leasable Area
Year	Number of Leases	Dollars	% of Total	Square Feet	% of Total
2026	29	$6,567	0.9%	600,160	1.0%
2027	155	33,140	4.3%	3,081,500	5.4%
2028	181	47,545	6.2%	4,172,420	7.3%
2029	224	69,230	9.1%	6,505,470	11.4%
2030	344	75,963	9.9%	6,382,140	11.1%
2031	270	68,409	9.0%	5,357,160	9.3%
2032	263	58,262	7.6%	4,184,540	7.3%
2033	234	53,798	7.0%	4,071,160	7.1%
2034	238	54,717	7.2%	3,687,600	6.4%
2035	221	59,764	7.8%	4,127,080	7.2%
Thereafter	827	236,454	31.0%	15,138,850	26.5%
Total Portfolio	2,986	$763,849	100.0%	57,308,080	100.0%
        The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of March 31, 2026, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)Refer to the Glossary for the Company's definition of Annualized Base Rent.

Top Tenants
The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2026:

	Annualized	Percent of
Tenant	Base Rent(1)	Annualized Base Rent
Walmart	$43,786	5.7%
Tractor Supply	36,230	4.7%
Dollar General	29,081	3.8%
Hobby Lobby	25,818	3.4%
TJX Companies	23,125	3.0%
O'Reilly Auto Parts	22,806	3.0%
Best Buy	22,133	2.9%
CVS	21,501	2.8%
Gerber Collision	21,323	2.8%
Kroger	21,021	2.8%
Lowe's	20,974	2.7%
7-Eleven	19,547	2.6%
Sunbelt Rentals	17,224	2.3%
Sherwin-Williams	16,315	2.1%
Burlington	15,545	2.0%
Home Depot	14,948	2.0%
Wawa	12,813	1.7%
Dollar Tree	12,301	1.6%
Genuine Parts Company	12,172	1.6%
Other(2)	355,186	46.5%
Total Portfolio	$763,849	100.0%
    Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.
(2)    Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors
The following table presents annualized base rents for all the Company’s retail sectors as of March 31, 2026:

	Annualized	Percent of
Sector	Base Rent(1)	Annualized Base Rent
Grocery Stores	$79,291	10.4%
Home Improvement	69,969	9.2%
Convenience Stores	59,583	7.8%
Tire & Auto Service	58,854	7.7%
Auto Parts	50,045	6.5%
Dollar Stores	47,813	6.3%
Off-Price Retail	45,176	5.9%
Farm And Rural Supply	38,039	5.0%
General Merchandise	36,643	4.8%
Crafts And Novelties	28,211	3.7%
Pharmacy	26,453	3.5%
Consumer Electronics	26,239	3.4%
Discount Stores	21,417	2.8%
Health Services	18,976	2.5%
Warehouse Clubs	18,379	2.4%
Equipment Rental	18,279	2.4%
Restaurants - Quick Service	16,973	2.2%
Health & Fitness	16,522	2.2%
Dealerships	15,078	2.0%
Sporting Goods	13,814	1.8%
Financial Services	10,285	1.3%
Specialty Retail	9,259	1.2%
Restaurants - Casual Dining	7,386	1.0%
Shoes	6,339	0.8%
Home Furnishings	5,212	0.7%
Pet Supplies	4,813	0.6%
Theaters	3,976	0.5%
Beauty And Cosmetics	3,892	0.5%
Entertainment Retail	2,642	0.3%
Apparel	2,402	0.3%
Miscellaneous	1,265	0.2%
Office Supplies	624	0.1%
Total Portfolio	$763,849	100.0%
Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.

Geographic Diversification
The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2026:

	Annualized	Percent of
State	Base Rent(1)	Annualized Base Rent
Texas	$54,726	7.2%
Illinois	46,303	6.1%
Ohio	39,843	5.2%
Michigan	38,190	5.0%
Pennsylvania	37,279	4.9%
Florida	36,938	4.8%
New York	36,295	4.8%
North Carolina	35,448	4.6%
California	32,579	4.3%
Georgia	31,409	4.1%
New Jersey	26,609	3.5%
Missouri	21,168	2.8%
Louisiana	20,990	2.7%
Wisconsin	20,503	2.7%
Virginia	18,585	2.4%
Mississippi	18,248	2.4%
South Carolina	17,684	2.3%
Minnesota	17,370	2.3%
Kansas	16,090	2.1%
Indiana	15,311	2.0%
Connecticut	14,777	1.9%
Alabama	14,461	1.9%
Tennessee	13,950	1.8%
Massachusetts	13,607	1.8%
Oklahoma	11,727	1.5%
Other(2)	113,759	14.9%
Total Portfolio	$763,849	100.0%
     Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.
(2)    Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet
Capital Markets
In March 2026, the Company drew $250.0 million under the $350.0 million 2031 Unsecured Term Loan. Including the impact of forward starting swaps, the all-in interest rate on the 2031 Unsecured Term Loan is fixed at 4.02% until maturity in May 2031. The remaining $100.0 million is available to be drawn at the Company's election until November 2026.
During the first quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 8.7 million shares of common stock for anticipated net proceeds of $658.0 million.
The following table presents the Company’s outstanding forward equity offerings as of March 31, 2026:

					Anticipated Net
Forward Equity	Shares	Shares	Shares	Net Proceeds	Proceeds
Offerings	Sold	Settled	Remaining	Received	Remaining
Q4 2024 ATM Forward Offerings	739,013	570,736	168,277	$42,200,880	$12,795,127
Q1 2025 ATM Forward Offerings	2,408,201	—	2,408,201	—	180,105,715
Q2 2025 ATM Forward Offerings	362,021	—	362,021	—	27,193,128
April 2025 Forward Offering	5,175,000	—	5,175,000	—	384,490,080
Q4 2025 ATM Forward Offerings	1,505,746	—	1,505,746	—	109,043,688
Q1 2026 ATM Forward Offerings	8,738,029	—	8,738,029	—	657,984,474
Total Forward Equity Offerings	18,928,010	570,736	18,357,274	$42,200,880	$1,371,612,212
Liquidity
As of March 31, 2026, the Company had total liquidity of approximately $2.3 billion, which includes $780.4 million of availability under its revolving credit facility after adjusting for outstanding commercial paper notes, $1.37 billion of outstanding forward equity, $100.0 million of capacity under the 2031 Unsecured Term Loan, and $31.2 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.
Balance Sheet
As of March 31, 2026, the Company’s net debt to recurring EBITDA was 5.1 times. The Company’s proforma net debt to recurring EBITDA was 3.2 times when deducting the $1.37 billion of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of approximately $3.7 billion as of March 31, 2026. The Company’s fixed charge coverage ratio was 4.2 times at quarter end. The Company’s net debt to enterprise value was 28.5% as of March 31, 2026.
For the three months ended March 31, 2026, the Company's fully diluted weighted-average shares outstanding were 120.4 million. The basic weighted-average shares outstanding for the three months ended March 31, 2026 were 119.9 million.
For the three months ended March 31, 2026, the Company's fully diluted weighted-average shares and units outstanding were 120.7 million. The basic weighted-average shares and units outstanding for the three months ended March 31, 2026 were 120.2 million.
The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of March 31, 2026, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast
The Company will host its quarterly analyst and investor conference call on Wednesday, April 22, 2026 at 9:00 AM ET. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call begins.
Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com five minutes prior to the start of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.
About Agree Realty Corporation
Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of March 31, 2026, the Company owned and operated a portfolio of 2,756 properties, located in all 50 states and containing approximately 57.5 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar words or expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.
Glossary
AFFO Payout Ratio is calculated as common dividends per share divided by AFFO per share for the same period. The Company believes this measure is a useful supplemental indicator of dividend coverage and the sustainability of its dividend policy. This measure is not a substitute for measures prepared in accordance with GAAP, and the Company’s calculation may differ from similarly titled measures used by other companies.
Annualized Base Rent (“ABR”) represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 31, 2026, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Enterprise Value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming the conversion of Agree Limited Partnership common units into common stock.
Investment Grade (“IG”) refers to ABR derived from tenants, or parent or subsidiary entities thereof, that have an investment grade credit rating from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings, or the National Association of Insurance Commissioners (“NAIC”).
Net Debt to Enterprise Value represents the ratio of the Company’s net debt to its Enterprise Value and is used to evaluate the Company’s capital structure and balance sheet leverage.
Occupancy equals the sum of leased square feet divided by gross leasable area. Excludes properties under redevelopment.
Weighted-Average Capitalization Rate for acquisitions and dispositions, it is defined as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.
Weighted-Average Lease Term (“WALT”) represents the remaining contractual lease term of in‑place leases, weighted by ABR, and excludes vacant properties and lease extension options.
References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour
Chief Financial Officer
Agree Realty Corporation
(248) 737-4190

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)
(Unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Real estate investments
Land	$3,014,791	$2,895,495
Buildings	6,569,831	6,330,249
Less accumulated depreciation	(758,519)	(715,733)
	8,826,103	8,510,011
Property under development	60,071	62,690
Net real estate investments	8,886,174	8,572,701
Real estate held for sale, net	3,077	—
Cash and cash equivalents	25,077	16,295
Cash held in escrow	6,128	4,327
Accounts receivable - tenants, net	129,617	122,477
Lease intangibles, net of accumulated amortization of $609,190 and $576,945 at March 31, 2026 and December 31, 2025, respectively	1,033,309	1,000,967
Other assets, net	96,861	80,845

Total Assets	$10,180,243	$9,797,612

LIABILITIES
Mortgage notes payable, net	$41,370	$41,546
Unsecured term loans, net	596,683	348,074
Senior unsecured notes, net	2,585,618	2,584,608
Unsecured revolving credit facility and commercial paper notes	469,650	320,500
Dividends and distributions payable	32,178	32,158
Accounts payable, accrued expenses, and other liabilities	154,051	139,384
Lease intangibles, net of accumulated amortization of $51,365 and $49,797 at March 31, 2026 and December 31, 2025, respectively	61,765	60,189

Total Liabilities	$3,941,315	$3,526,459

EQUITY
Preferred stock, $0.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at March 31, 2026 and December 31, 2025	175,000	175,000
Common stock, $0.0001 par value, 360,000,000 shares authorized, 120,103,455 and 120,028,406 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	12	12
Additional paid-in-capital	6,676,618	6,679,142
Dividends in excess of net income	(653,433)	(618,675)
Accumulated other comprehensive income	40,641	35,506

Total equity - Agree Realty Corporation	6,238,838	6,270,985
Non-controlling interest	90	168
Total Equity	6,238,928	6,271,153

Total Liabilities and Equity	$10,180,243	$9,797,612

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenues
Rental income	$200,676	$169,113
Other	131	47
Total Revenues	200,807	169,160

Operating Expenses
Real estate taxes	14,713	11,513
Property operating expenses	9,636	8,381
Land lease expense	554	485
General and administrative	11,477	10,771
Depreciation and amortization	66,699	55,755
Provision for impairment	1,400	4,331
Total Operating Expenses	104,479	91,236

Gain on sale of assets, net	1,697	772
Gain on involuntary conversion, net	528	—
Income from Operations	98,553	78,696

Other (Expense) Income
Interest expense, net	(35,970)	(30,764)
Income and other tax expense	(500)	(825)
Other income	148	41
Net Income	62,231	47,148

Less net income attributable to non-controlling interest	180	152
Net income attributable to Agree Realty Corporation	62,051	46,996
Less Series A preferred stock dividends	1,859	1,859
Net Income Attributable to Common Stockholders	$60,192	$45,137

Net Income Per Share Attributable to Common Stockholders
Basic	$0.50	$0.42
Diluted	$0.50	$0.42

Other Comprehensive Income
Net income	$62,231	$47,148
Amortization of interest rate swaps	(1,075)	(736)
Change in fair value and settlement of interest rate swaps	6,225	(10,031)
Total comprehensive income	67,381	36,381
Less comprehensive income attributable to non-controlling interest	$195	$117

Comprehensive Income Attributable to Agree Realty Corporation	$67,186	$36,264

Weighted Average Number of Common Shares Outstanding - Basic	119,856,418	107,048,557

Weighted Average Number of Common Shares Outstanding - Diluted	120,375,633	107,547,193

AGREE REALTY CORPORATION
RECONCILIATION OF NET INCOME TO FFO, CORE FFO, AND AFFO
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Reconciliation from Net Income to Funds from Operations
Net income	$62,231	$47,148
Less Series A preferred stock dividends	1,859	1,859
Net income attributable to Operating Partnership common unitholders	$60,372	$45,289
Depreciation of rental real estate assets	44,324	37,164
Amortization of lease intangibles - in-place leases and leasing costs	21,708	18,064
Provision for impairment	1,400	4,331
Gain on sale or involuntary conversion of assets, net	(2,225)	(772)
Funds from Operations - Operating Partnership common unitholders	$125,579	$104,076

Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	10,762	8,630
Core Funds from Operations - Operating Partnership common unitholders	$136,341	$112,706

Straight-line accrued rent	(4,942)	(4,009)
Stock-based compensation expense	3,534	3,129
Amortization of financing costs and original issue discounts	2,004	1,612
Non-real estate depreciation	667	527
Adjusted Funds from Operations - Operating Partnership common unitholders	$137,604	$113,965

Funds from Operations per common share and partnership unit - diluted	$1.04	$0.96
Core Funds from Operations per common share and partnership unit - diluted	$1.13	$1.04
Adjusted Funds from Operations per common share and partnership unit - diluted	$1.14	$1.06

Weighted average shares and Operating Partnership common units outstanding
Basic	120,204,037	107,396,176
Diluted	120,723,252	107,894,812

Additional supplemental disclosure
Scheduled principal repayments	$267	$250
Capitalized interest	$476	$442
Capitalized building improvements	$597	$600
Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”) The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”) AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

AGREE REALTY CORPORATION
RECONCILIATION OF PROFORMA NET DEBT TO RECURRING EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	March 31, 2026
Mortgage notes payable, net	$41,370
Unsecured term loan, net	596,683
Senior unsecured notes, net	2,585,618
Unsecured revolving credit facility and commercial paper notes	469,650
Total Debt per the Consolidated Balance Sheet	$3,693,321

Unamortized debt issuance costs and discounts, net	28,941
Total Debt	$3,722,262

Cash and cash equivalents	$(25,077)
Cash held in escrows	(6,128)
Net Debt	$3,691,057

Anticipated Net Proceeds from Forward Equity Offerings	(1,371,612)
Proforma Net Debt	$2,319,445

Net Income	$62,231
Interest expense, net	35,970
Income and other tax expense	500
Depreciation of rental real estate assets	44,324
Amortization of lease intangibles - in-place leases and leasing costs	21,708
Non-real estate depreciation	667
Provision for Impairment	1,400
(Gain) loss on sale or involuntary conversion of assets, net	(2,225)
EBITDAre	$164,575

Run-Rate Impact of Investment, Disposition and Leasing Activity	5,227
Amortization of above (below) market lease intangibles, net	10,678
Recurring EBITDA	$180,480

Annualized Recurring EBITDA	$721,920

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	15.0	x

Net Debt to Recurring EBITDA	5.1	x

Proforma Net Debt to Recurring EBITDA	3.2	x
Financial Measures
Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.
Forward Offerings
The Company has 18,357,274 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $1.4 billion based on the applicable forward sale price as of March 31, 2026. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between June 2026 and March 2028.
EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.
Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.
Annualized Net Income
Represents net income for the three months ended March 31, 2026, on an annualized basis.

AGREE REALTY CORPORATION
RENTAL INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Rental Income Source(1)
Minimum rents(2)	$181,433	$154,006
Percentage rents(2)	2,394	1,556
Operating cost reimbursement(2)	22,585	18,088
Straight-line rental adjustments(3)	4,942	4,009
Amortization of (above) below market lease intangibles(4)	(10,678)	(8,546)
Total Rental Income	$200,676	$169,113
(1)The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.
(2)Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.
(3)Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.
(4)In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company's estimate of current market lease rates for the property.